  EXHIBIT 99.1

March 3, 2022

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Closing the Books on 2021

Since the onset of the COVID-19 pandemic in 2020, the stability of our franchise and our strong partnership with our members and the communities we serve have helped guide our cooperative through a volatile and often challenging operating environment.  This stability is reflected in the daily availability of our advances, the reliability of our housing grant programs and in the broad reach of our pandemic response.  It is also seen in our 2021 results, which we announced on February 22, 2022.  Though we experienced reduced advance demand during the year – with member borrowings declining from record levels at the onset of the crisis in 2020 as unprecedented government stimulus continued through 2021 – we continued to deliver the full value of membership throughout the year.  This included providing an attractive return on our members’ investment in the cooperative, with a total of $222.3 million paid from 2021 income to members for a full-year dividend rate of 4.54%.  We were proud to serve as a reliable source of funding for and trusted partner to our members throughout 2021, working together to strengthen and lift up our region during a most challenging period.

As we move through 2022, we are focused on continuing to meet the needs of our members as both our region and our nation continue to make progress on recovering from the pandemic.  Both the FHLBNY and the Federal Home Loan Bank System experienced a slight increase in advance levels in the fourth quarter of 2021 – the first advances growth since the surge in the first quarter of 2020, and a hopeful sign of a market normalizing.

We also continue to see signs for our members to take advantage of their access to FHLBNY funding.  With an evolving interest-rate landscape, now is a good time to evaluate your liquidity mix and to consider adding a component of term advances funding to your liability structure in order to hedge interest rate risk and to capitalize on relatively low long-term rates we continue to experience.  As the market continues to evolve, our members know they have a strong partner in their Home Loan Bank.

A Market Milestone

Our System achieved a key milestone to start the year, eclipsing $500 billion in SOFR-linked bond issuance.  The System’s first such issuance occurred in November 2018, and, since then, we have proudly helped to lead the market transition away from LIBOR, focusing on providing stability during this significant shift in the capital markets and ensuring we are well-positioned to continue to meet the existing and future funding needs of our members.

A Stable Source of Community Support

Last month, our Community Investment team offered a series of virtual training sessions aimed at preparing our members and housing partners for the 2022 rounds of both our Affordable Housing Program General Fund and our Homebuyer Dream Program® (“HDP®”).  With nearly 1,500 participants across these webinars, it is clear that the need for affordable housing across our District remains considerable coming out of the pandemic.  And we are proud to play our role in supporting our members’ efforts to meet these needs.  On March 21, we will launch the 2022 HDP Round with $11 million in available grants, and later this Spring, we will open the application period for the 2022 AHP General Fund Round, through which we will offer $22.9 million in funds.

1

A Cultural Focus on Leadership

Our entire team takes great pride in our ability to execute on our housing mission, and our ability to support our communities is a key component of our culture.  Our culture has supported us throughout the pandemic, especially in our remote posture, keeping us together as one team across many locations.

For the past several years, we have been engaged in an organizational-wide effort to shape and strengthen our culture with an eye towards four key priorities:

•	Promoting greater outcomes by focusing on Results;

•	Fostering interconnectedness and collaboration through Caring;

•	Building on current strengths by focusing on Safety; and

•	Encouraging innovation and flexibility by emphasizing Learning.

Our ongoing efforts continue to foster a culture that is more agile, collaborative and responsive, to both our members and each other.  At the FHLBNY, our culture is informed by, and belongs to, all of us, and we are all leaders on this effort.  And so, creating and developing leaders across our organization is a key focus as we continue the work in this area.

On February 23, during a Bankwide session of Developing U – our internal learning program designed to enhance our employees’ development by building their knowledge on various functions within the FHLBNY – representatives from our Culture Management Office provided our entire team an update on our Distributed Leadership model, which focuses on capabilities, priorities and practices stemming from our Core Values and is designed to create more opportunities across the organization for our people to lead key initiatives and efforts.  By continuing to develop strong leaders, we build a better FHLBNY for each other and our members.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms.  The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.  These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

2